SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                        April 22, 2004 (April 15, 2004)

                                UCAP Incorporated

        Colorado                       0-27480                   84-1325695

(State or other jurisdiction    (Commission File ID No.)     (IRS Employer No.)
of incorporation)

                        Suite 700, 14001 E. Iliff Avenue
                                Denver, CO 80014

                    (Address of principal executive offices)

                                 (303) 696-1700 (Registrant's  telephone number,
              including area code)

          (Former name or former address, if changed since last report)


Item 5.  Other Events and Regulation FD Disclosure

      The Company believes that it will have to restate its financial statements for the periods ending September 30, 2002, December 31, 2002 and March 31, 2003. The restatements are due in part to certain errors that occurred in the gathering and processing of loan revenue information from the Company's principal operating subsidiary's loan origination system as well as in the application of loan revenue recognition accounting principles. As a result, for the period ending September 30, 2002, revenues may be reduced significantly and the net loss increased significantly. Given this, investors should not rely on the Company's financial statements for the periods listed above or on the auditors' report for the period ending September 30, 2002. In addition, at this time, the Company does not have the financial resources to pay the necessary professional fees to complete the restatement or audit of its financial statements, or the preparation of its delinquent filings with the Securities and Exchange Commission, and work on these items has been suspended.

      Further, the Company's has suffered significant and ongoing losses in its principal operating subsidiary and has no current means to pay off its debts as they mature. The Company is dependent on its lenders for its current working capital needs and there can be no assurance that its lenders will continue to provide the necessary funds to operate its business and pay its liabilities. The Company's principal subsidiary is also in breach of various covenants with its principal lender, which provides the Company's warehouse line of credit and this lender may refuse to provide advances at any time. If this lender were to refuse to continue to make advances and no replacement lender could be located immediately, the Company would be forced to cease its operations. This lender holds all of the Company's mortgage receivables, which comprise over 90% of the Company's consolidated assets, as collateral for its loan facility. Further, as described below, the Company and its operating subsidiary have further encumbered their assets by pledging them as security for various loans from a second group of lenders.

      The Company has taken the following steps to address its current financial situation.

      o On November 24, 2003, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement"). The Purchase Agreement, and resulting change in control, was reported on a current report on Form 8-K, filed with the Securities and Exchange Commission on November 26, 2003.

      o On January 14, 2004, the Company and the Investors entered into a First Amendment to the Securities Purchase Agreement (the "First Amendment"). Under the terms of the First Amendment, the Investors were permitted to exercise their options under the Purchase Agreement for convertible promissory notes rather than a direct purchase of common stock. On January 14, 2004, an investor purchased a convertible note from the Company in the original principal amount of $1,000,000. The convertible promissory note is convertible at the same price as the purchase price per share under the option granted in the Purchase Agreement. On February 19, 2004, the same investor purchased an additional 50,000,000 shares of the Company's common stock for $500,000, and another investor purchased a convertible promissory note for $500,000.

      o The Company's principal operating subsidiary entered into a Revolving Line of Credit Loan Agreement (the "Credit Facility") with two lenders, including a large shareholder and affiliate of the Company. Under the terms of the Credit Facility, the subsidiary may receive up to $2,000,000 in Advances, subject to the prior approval of the lenders. The lenders have advanced the sum of $1,300,000 to the Company under the Credit Facility, leaving an additional $700,000 available to be advanced thereunder, at the discretion of the lenders. The Credit Facility bears interest at 10% per annum, with interest payable monthly. The Credit Facility matures on December 31, 2004, but may be extended by the Company for a period of 8.5 months thereafter. The Credit Facility is secured by all of the assets of the Company's operating subsidiary (subordinate to existing security agreements). In addition, the Company agreed to guaranty the Credit Facility, to secure the Credit Facility with all of its assets and with a pledge of all of the stock of its operating subsidiary . The subsidiary has in turn pledged all of its assets as further security for all amounts owed by the Company to the lenders. At the time the Company entered into the Credit Facility, it had no other financial resources available.


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


      o The Company has continued to restructure and downsize the operations of its principal subsidiary.

      o The Company is continuing to review strategic options, including a restructuring of its liabilities, a sale of assets, bankruptcy, liquidation or other transaction and has entered into discussions with certain of its creditors concerning possible work-out arrangements.

      o On April 13, 2004 Roy Zanatta has been elected to the Board of Directors of the Company and on April 23, 2004 was appointed as the Company's Chief Executive Officer. Mr. Zanatta has significant experience in the restructuring of distressed companies. The Company's Board of Directors now consists of Colleen Brewer, Will Rogers and Roy Zanatta.

Item  7. Financial Statements and Exhibits.

            (a)   Financial Statements of Business Acquired

            Not applicable.

            (b)   Pro Forma Financial Information

            Not applicable.

            (c)   Exhibits

            2.1 First Amendment to Securities Purchase Agreement

            10.1 Revolving Line of Credit Loan Agreement

            10.2 Stock Pledge Agreement


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


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                               UCAP Incorporated
                                               (Registrant)


Dated:  April 23, 2004                         By: /s/ Roy Zanatta
                                               ---------------------------------
                                                   Roy Zanatta, CEO


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